Exhibit 99.1
Letter to Employees

Date: January 4, 2023
Subject: Important Company Update

As one ‘Ohana, over the last 23 years, Salesforce has built the #1 CRM that drives incredible customer success across every line of business for every industry around the world. We have never been more mission-critical to our customers. We have an unparalleled ecosystem, with thousands of partners and millions of Trailblazers building their companies on our platform.
However, the environment remains challenging and our customers are taking a more measured approach to their purchasing decisions. With this in mind, we’ve made the very difficult decision to reduce our workforce by about 10 percent, mostly over the coming weeks.
I’ve been thinking a lot about how we came to this moment. As our revenue accelerated through the pandemic, we hired too many people leading into this economic downturn we’re now facing, and I take responsibility for that.
Within the next hour, employees who are initially affected by this decision will receive an email letting them know. Our leadership will reach out directly to these employees, and provide clarity for their teams about changes within their organizations.
For those who will be leaving Salesforce, our priority is to fully support them, including by offering a generous package. In the U.S., affected employees will receive a minimum of nearly five months of pay, health insurance, career resources, and other benefits to help with their transition. Those outside the U.S. will receive a similar level of support, and our local processes will align with employment laws in each country.
The employees being affected aren’t just colleagues. They’re friends. They’re family. Please reach out to them. Offer the compassion and love they and their families deserve and need now more than ever. And most of all, please lean on your leadership, including me, as we work through this difficult time together.
I’m grateful for every single one of you who has contributed to our continued success as a company, and the hard work and sacrifices you have made to generate success for our hundreds of thousands of customers. You’ve built our company — for all of our stakeholders — and you’ve shown incredible resilience every step of the way.

With gratitude,
Marc